Exhibit 10.30

Honeywell EID Number: _______

2006 Stock Incentive Plan

of Honeywell International Inc. and its Affiliates

PERFORMANCE SHARE AGREEMENT

This PERFORMANCE SHARE AGREEMENT made in Morris Township, New Jersey, United States of America, as of the [DAY] day of [MONTH, YEAR] between Honeywell International Inc. (which together with its subsidiaries and affiliates, when the context so indicates, is hereinafter referred to as the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.

Grant of Awards. The Company has granted to you [NUMBER] Performance Shares, subject to the terms of this Agreement and the terms of the 2006 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “Stock Plan”).

2.

Target and Actual Awards. The number of Performance Shares awarded to you represents a target award for the Performance Cycle (as defined below) (the “Target Award”). Each Performance Share represents one (1) Share of Common Stock. Your actual earned award (the “Actual Award”) is equal to the product of (i) the Plan Payout Percentage, and (iii) your Target Award. For purposes of this Agreement, the “Plan Payout Percentage” shall be based on the achievement of the Performance Measures described in Section 3 below and may range from zero to a maximum of 200%.

3.

Performance Measures. The Plan Payout Percentage shall be determined based on [DESCRIBE PERFORMANCE MEASURES AND PERCENTAGE PAYOUT SCHEDULE TO BE USED] (collectively the “Performance Measures”) for the Performance Cycle.

4.	Performance Cycles. The performance cycle to which this Agreement applies commences on [DATE] and ends on [DATE] (the “Performance Cycle”).
5.

Timing of Payments. The payment of Performance Shares [and Dividend Shares] is contingent upon (i) the achievement of the performance criteria outlined in Section 3 above, and (ii) you remaining actively employed by the Company on the applicable payment dates. Thus, for example, if you are receiving pay from the Company but not actively performing services therefore (including, but not limited to, severance periods, notice periods, grandfathered vacation periods, short or long-term disability periods), you will not be considered “active” for purposes of the payment of Performance Shares[and Dividend Shares]. To the extent Performance Shares [and Dividend Shares] are earned, you will receive them in two installments (subject, of course, to the active employment criteria described herein). One-half of your Actual Award [and Dividend Shares] will be paid in [MONTH, YEAR] ; the second half of your Actual Award [and Dividend Shares] will be paid in [MONTH, YEAR] ; provided, however, that in no event will a payment be made later than two and one-half months from the end of the year in which the payment vests.

6.	Form of Payment. Performance Shares [and Dividend Shares] will be paid in shares of the Company’s common stock (“Shares”) except as may otherwise provided in Section 11 below.
7.

[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Dividend Shares. You will earn dividend equivalents in the form of additional shares (“Dividend Shares”) based on your Actual Award. The number of Dividend Shares will be calculated by dividing the sum of cash dividends that you would have earned on your Actual Award had you held those earned Shares throughout the Performance Cycle by the average Honeywell closing Share price for the 30 trading days preceding [LAST DAY OF PERFORMANCE CYCLE], with any fractional Shares rounded up to the nearest whole Share. Dividend Shares will be paid in accordance with Section 5.]

8.

Termination of Employment. If your employment with the Company is terminated for any reason other than death or Disability prior to the date an Actual Award payment is to be made pursuant to Section 5 above, any unpaid Actual Award [and Dividend Shares] shall be forfeited and your rights with respect to any award under this Agreement will terminate unless the Committee, or its designee, determines otherwise in its sole and absolute discretion.

9.

Death or Disability. If your employment with the Company terminates because of death or Disability (as defined in the Stock Plan) prior to the first installment payment of your Actual Award, you or your estate will receive, as your Actual Award for the Performance Cycle, the greater of (i) your Actual Award determined pursuant to Section 2 above at the time the death or Disability occurs, or (ii) your Target Award. [No Dividend Shares will be paid in this case. OR Dividend Shares will be calculated as provided in Section 7.] The Actual Award[ and Dividend Shares] will be payable in a single lump sum at the time the first installment payment is scheduled to be paid under Section 5.

If your death or Disability occurs after the first installment payment of your Actual Award (determined in accordance with Section 2) [and unpaid Dividend Shares] has been made but before the second installment payment has been made, the Company shall pay the second installment payment in a lump sum as soon as practicable after the date of death or Disability.
10.	[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: No Deferral. You cannot defer payment of the Performance Shares[ or Dividend Shares].
OR
Deferral of Payment. If you would like to defer payment of the Actual Award, you may make a request to the Committee in writing in the form and at the time designated by the Committee. You must submit a suggested payment schedule with the request for deferral. The Committee may, in its sole discretion, determine whether to permit deferral of payment in the manner requested. If the Committee does not accept your proposed payment schedule, then payment will be made as provided in Section 5. You cannot defer payment of Dividend Shares.]
11.

Change in Control. In the event of a Change in Control (as defined in the Stock Plan), you will be deemed to have earned an Actual Award at a Plan Payout Percentage of 100%. In such case, you shall receive both installments of your Actual Award [and Dividend Shares] in a single sum payment no later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs. Such single sum payment will be in cash or Shares, as determined by the Committee.

12.

Change in Status. If your role within the Company changes during the Performance Cycle such that you would no longer be eligible to receive the Performance Shares, this Agreement shall remain in full force and effect as if no such change had occurred.

13.

Transfer of Awards. You may not transfer any interest in your Performance Shares, Actual Award [or Dividend Shares] except by will or the laws of descent and distribution [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: or except as permitted by the Committee and as specified in the Plan]. Any other attempt to dispose of all or any portion of your interest under this Agreement shall be null and void.

14.

Personal Data. By accepting the Performance Share award under this Agreement, you hereby consent to the Company’s use, dissemination and disclosure of any information pertaining to you that the Company determines to be necessary or desirable for the implementation, administration, and management of the Stock Plan.

15.	Discretionary Nature and Acceptance of Award. By accepting this Performance Share award, you agree to be bound by the terms of this Agreement and acknowledge that:
a)

The benefits and rights provided under the Stock Plan are not to be considered part of your salary or compensation with the Company for purposes of calculating any (i) severance, resignation, redundancy or termination related payments, (ii) vacation amounts, (iii) bonus amounts, (iv) long-term service awards, (v) pension or retirement benefits, or (vi) any other payments, benefits or rights of any kind. You hereby waive any and all rights to compensation or damages as a result of the termination of your employment with the Company for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Stock Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Stock Plan as a result of such termination.

b)

The grant of Performance Shares hereunder, and any future grant of Performance Shares under the Stock Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Performance Shares nor any future grant of Performance Shares by the Company shall be deemed to create any obligation to grant any further Performance Shares, whether or not such a reservation is explicitly stated at the time of such grant. The Company has the right, at any time and for any reason, to amend, suspend or terminate the Stock Plan; provided, however, that, except as provided in Section 17, no such amendment, suspension, or termination shall adversely affect your rights hereunder.

16.

Limitations. Nothing in this Agreement or the Stock Plan gives you any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate your employment at any time.

17.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Stock Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Stock Plan and the Stock Plan prospectus; and (ii) you understand and agree that this Agreement and the

Stock Plan constitute the entire understanding between you and the Company regarding your award of Performance Shares, and that any prior agreements, commitments or negotiations concerning such Performance Shares are hereby replaced and superseded. You will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Stock Plan unless you contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962, in writing, within thirty (30) days of the date of this Agreement.

HONEYWELL INTERNATIONAL INC.

By: /s/ David M. Cote

David M. Cote

Chairman of the Board and Chief Executive Officer

Participant’s signature

This Agreement and the underlying Stock Plan represent the entire agreement between the Company and you regarding your Performance Shares. This Agreement and the Stock Plan should be read in conjunction with one another so that they are not in conflict. Nevertheless, in the event this Agreement and the Stock Plan cannot be harmonized with each other, the terms of the Stock Plan shall control. You should consult the Stock Plan for additional information with respect to your rights, responsibilities and entitlements.

The Company reserves the right to amend, modify or terminate the Stock Plan at its sole and absolute discretion, subject to shareowner approval if required.

This Agreement does not guarantee your eligibility for any Stock Plan benefit now or in the future. Please keep in mind that neither the Stock Plan nor this Agreement, or any amendments thereto, constitute a contract of employment with the Company or otherwise give you the right to be retained in the employment of the Company.